Exhibit 99

News Release

Milacron Extends Stock Rights Offering

CINCINNATI, OHIO, November 23, 2004...Milacron Inc. (NYSE: MZ) has extended to 5 p.m. ET, December 10, 2004 the deadline for eligible shareholders to subscribe to buy new shares under its current stock rights offering, first announced October 6, 2004. All other terms and conditions of the offering, which was originally scheduled to expire yesterday, remain the same.

At close of business yesterday, the offering was approximately 72% subscribed, meaning about 11.8 million of the 16.3 million rights originally issued on October 18 had been exercised.

Under the terms of the offering, common stock holders of record on October 18, 2004 are entitled to 0.452 non-transferable rights for each share of common stock held, with the number of rights granted to each holder rounded up to the nearest whole number. Each right is exercisable for one share of common stock at a subscription price of $2.00 cash.

Milacron has distributed to all shareholders of record subscription certificates evidencing their rights to purchase the new shares, together with a copy of the prospectus, which describes the terms of the rights offering in detail. The offering, which Milacron may cancel at any time, may be further extended at the company’s discretion to a date no later than January 7, 2005.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release shall not constitute a prospectus. The rights offering is being made only by means of a prospectus.

Requests for copies of the prospectus may be made by writing to: Innisfree M&A Inc., 501 Madison Ave., 20th Floor, New York, NY 10022, or by telephone: toll-free from within the U.S. and Canada (877) 825-8631, or (646) 822-7426 from all other locations. The prospectus is also available for download from the company’s website: www.milacron.com.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupré (513) 487-5918

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